                                                                                                     Exhibit 11.01

                                     MACROMEDIA, INC. AND SUBSIDIARIES

                                COMPUTATION OF NET INCOME (LOSS) PER SHARE
                                   (In thousands, except per share data)



                                                                 Three Months Ended               Nine Months Ended
                                                                    December 31,                      December 31,
                                                               ---------------------            --------------------
                                                                 1997          1996               1997         1996
                                                               -------       -------            -------      -------
Net (loss) income                                              $(7,251)      $(2,359)           $(8,177)     $ 9,371
                                                               -------       -------            -------      -------
                                                               -------       -------            -------      -------

Weighted average number of common shares outstanding            38,307        37,475             38,085       37,306

  Basic (Loss) Earnings per Share                              $ (0.19)      $ (0.06)           $ (0.21)     $  0.25
                                                               -------       -------            -------      -------
                                                               -------       -------            -------      -------


Net (loss) income                                              $(7,251)      $(2,359)           $(8,177)     $ 9,371
                                                               -------       -------            -------      -------
                                                               -------       -------            -------      -------

Weighted average number of common shares outstanding            38,307        37,475             38,085       37,306

Number of common stock equivalents as a result
 of stock options outstanding                                       --            --                 --        3,908

Number of common stock equivalents as a result
 of the Employee Stock Purchase Plan                                --            --                 --            8
                                                               -------       -------            -------      -------
Weighted average number of common shares outstanding
 -- assuming dilution                                           38,307        37,475             38,085       41,222
                                                               -------       -------            -------      -------
                                                               -------       -------            -------      -------

  Diluted (Loss) Earnings per Share*                           $ (0.19)      $ (0.06)           $ (0.21)     $  0.23
                                                               -------       -------            -------      -------
                                                               -------       -------            -------      -------


* In cases of a net loss, no additonal shares are assumed issued because they would be anti-dilutive.


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